Exhibit 10.29

Name:	Tom Helton
Position:	Chief Human Resources Officer
Start Date:	ASAP
Base Salary:	$385,000
Incentive Allocation Percentage	70%
Incentive Guarantee for 2007:	$80,000
Annual Executive Allowance:	$25,000
Sign On Bonus:	$155,000
Restricted Stock Units (RSUs):	11,000
Stock Options:	58,000
Areas of Responsibility
In your role as Chief Human Resources Officer of Eddie Bauer, Inc. (the “Company”), you will be responsible for the Company’s HR function. You will report to Howard Gross, the interim CEO.
Base Salary and Executive Personal Allowance
Your Base Salary and Annual Personal Allowance will be paid in equal amounts, over twenty-six (26) pay periods. Each pay period represents a two-week span of time beginning on a Monday and ending on a Friday of the following week. Payment is dispersed the Friday of the week after conclusion of the two-week period.
Annual Incentive Plan
During your employment with the Company, you will participate in the Company Annual Incentive Plan (the “Annual Incentive Plan”) in accordance with the terms and conditions as in effect from time to time. Your annual incentive allocation percentage under the Annual Incentive Plan is 70% of your Base Salary. Payment under the Annual Incentive Plan will occur if the Company reaches target performance goals. You are guaranteed to receive $80,000 of the annual bonus for 2007. The plan pays out on a quarterly and annual basis. The quarterly portion pays after quarterly sales results are calculated. The year-end payout occurs after Annual Incentive Plan year results are finalized and at the same time incentive payments under the Annual Incentive Plan are paid to all other participants. If in the quarterly payouts, you receive less than $80,000 over the course of the plan year, the difference will be made up on the year-end payout date. The remainder of your incentive will be prorated from your date of hire. If you voluntarily resign or are terminated due to Misconduct prior to the payout you will not be eligible to receive any payments under the Annual Incentive Plan.
Equity
You are eligible to participate in our stock incentive program. As part of this program, you will receive restricted stock units (RSUs) and stock options. You are eligible to receive 11,000 RSUs and 58,000 stock options. These awards are subject to the terms and conditions of the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan. These shares will be granted at the Fair Market Value upon your date of hire. All your RSUs will vest four years from your date of hire. Your stock options will vest at 25% per year over four years. Your first stock option vest will be one year from your date of hire. You may also receive future stock awards. Any additional RSU or stock option awards will be subject to Board of Director approval and the terms and conditions in effect at that time.

Sign-On Bonus
A sign on bonus of $155,000 will be paid in a lump sum within sixty (60) days of your start date. If you voluntarily resign in a twelve (12) month period from your start date, the Sing-On Bonus must be re-paid. If you resign during the second full year of your employment with the Company, 50% ($77,500) must be repaid.
Annual Merit Review
Your salary will be subject to an annual merit review during the Company’s performance review cycle occurring in March each year, beginning with the review cycle in 2008 for performance in 2007. Any merit amount will be prorated based on your date of hire.
Additional Current Benefits
Benefits Package: Eddie Bauer provides a competitive package of benefit plans including medical, dental, vision, and 401(k). The Company reserves the right to amend or modify the benefits plans at any time.
Additionally, you will be entitled to continue with examinations for you and your spouse at Mayo Clinic as part of their executive health screening process for reasonable and customary costs.
Reasonable Relocation Costs: The Company understands that your current employer will pay to relocate you from Singapore to the Untied States. The company will pay for reasonable relocation costs for you to establish a residency in the greater Seattle area. Our intent is to pay for any relocation costs from your current stateside permanent residence in Nevada to a second residence in the Seattle area.
Associate Discount: Associates, and their eligible dependents, receive a 30% merchandise discount at Eddie Bauer.
Vacation Accrual: You accrue vacation hours at the rate of four (4) weeks per year. In addition to your vacation accrual, you will be eligible for four (4) personal days per year. These accruals will be prorated from your date of hire.
Severance Benefits: During the first twelve months of your employment with the Company, in the event that (A) your position is eliminated and you are not offered a similar position in terms of scope of responsibility with the Company or (B) your employment is terminated by the Company for reasons other than Misconduct, the Company agrees to provide twelve months of base pay plus the annual bonus at target of severance determined based on your highest Base Salary. Additionally, the Company will provide six months of medical insurance under COBRA at the associate rate. In the event of job elimination after this initial twelve-month period, your severance benefits and COBRA medical coverage will be governed by the Company Severance Pay Plan in effect at the time of such termination. You will not be eligible for any benefits under this section in the event of voluntary separation or termination by the Company for Misconduct. Any payments pursuant to this section will be subject to your execution of a waiver and release of claims against the Company substantially in a form satisfactory to the Company. Notwithstanding the foregoing, you will become a participant in the Company’s Senior Officer Change in Control Compensation Benefit Plan (the “Change in Control Plan”) and for so long as you remain a participant thereunder, the terms of the Change in Control Plan will apply to all changes in employment status related to a “Change in Control” (as that term is defined in the Change in Control Plan) and you shall not be entitled to any benefits under this paragraph.

Executive Programs
As an officer of the Company you will also be eligible to participate in the following currently offered executive programs. The plans highlighted here are detailed in plan documents. Please refer to those documents for more information. Nothing said here is intended to alter their meaning and in the event of any conflict the terms of the legal plan documents control. The Company reserves the right to amend or terminate the plans at any time.
Change-in-Control Plan: protects the financial interests of our key executives. The plan provides two times your annual salary and bonus as well as benefit protection in the event of a change-in-control.
Deferred Compensation: provides an opportunity to accumulate capital by investing pretax dollars for distribution at a future date. You can defer a portion of your cash compensation as well as restricted stock unit awards on a pre-tax basis.
Additional Executive Programs
Executive Life Insurance Plan: provides four times annual base salary up to $1,000,000 of coverage. An additional $500,000 is available upon evidence of insurability. The Company pays the full cost of the program.
Annual Executive Allowance: provides an executive allowance of $25,000. The Annual Executive Perquisite Allowance is paid in equal installments over twenty-six (26) pay periods. Your Annual Executive Perquisite Allowance will be pro-rated for the number of pay periods remaining in the year. It will be renewed annually.
Withholding Taxes
All payments hereunder will be subject to any and all applicable federal, state local and foreign withholding taxes.
Please sign and return one copy to confirm your acceptance and understanding of your compensation package.

/s/ Tom Helton	May 14, 2007

Tom Helton	Date

/s/ Howard Gross	May 14, 2007

Howard Gross	Date